EXHIBIT 97.1

The Boston Beer Company, Inc.

Clawback Policy

1.
Introduction. The Board of Directors (the "Board") of The Boston Beer Company, Inc. (the “Company”) believes that it is in the best interests of the Company to maintain a culture that emphasizes integrity and accountability and that reinforces the Company's pay-for-performance compensation philosophy. The Board has therefore adopted this Clawback Policy (the "Policy"), which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”).

2.
Administration. This Policy shall be administered by the Board’s Compensation Committee (the “Committee”). Any determinations made by the Committee shall be final and binding.

3.
Covered Executives. This Policy applies to any person, who is or was an “Executive Officer,” as such term is defined in Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 303A.14 of the New York Stock Exchange (“NYSE”) listing standards ("Covered Executives").

4.
Recoupment; Accounting Restatement. In the event the Company is required to prepare a Restatement, the Committee will require the reasonably prompt recovery of any excess Incentive Compensation received by any Covered Executive, without regard to whether or not the Covered Executive committed any misconduct that led to the Restatement.

5.
Incentive Compensation. For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned, or vested, based wholly or in part on the attainment of a financial reporting measure, including but not limited to cash bonuses, stock options, and restricted stock. Examples of “financial reporting measures” include but are not limited to depletions, earnings, EBIT, EBIDTA, EPS, revenue, revenue growth, resource efficiency, company stock price, total shareholder return, net income, and liquidity measures.

6.
Excess Incentive Compensation: Amount Subject to Recovery. The amount to be recovered will be the excess of the Incentive Compensation received by the Covered Executive based on the erroneous data that led to the need for the Restatement, over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, computed without regard to any taxes paid, all as determined by the Committee. If the Committee cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the Restatement, then it will make its determination based on a reasonable estimate of the effect of the Restatement. The Committee shall document the analysis underlying its reasonable estimate and provide such documentation to the NYSE as required. For purposes of this Policy, excess Incentive Compensation will be deemed to be received in the fiscal period during which the financial reporting measure specified in the applicable Incentive Compensation award is attained, even if the payment or grant occurs after the end of that period.

For purposes of this Policy, the recoverable excess Incentive Compensation shall be all excess Incentive Compensation received on or after the Effective Date of this Policy set forth below by a Covered Executive: who served as an Executive Officer at any time during the performance period for the applicable Incentive Compensation, if the Company has a class of securities listed on a national securities exchange or a national securities association during such performance period or at any time during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement, including any applicable transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years.

For this purpose, the Company is deemed to be required to prepare a Restatement on the earlier of: (i) the date the Board, or the Company’s officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; and/or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement. The Company’s obligation to recover excess Incentive Compensation is not dependent on if or when the restated financial statements are filed with the Securities and Exchange Commission (“SEC”).

7.
Method of Recoupment. The Committee will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation: requiring reimbursement of incentive cash compensation previously paid; seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; cancelling outstanding vested or unvested equity awards; and/or taking any other remedial and recovery action permitted by law, as determined by the Committee.

8.
No Indemnification. The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

9.
Interpretation. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC and/or NYSE.

10.
Effective Date. This Policy replaces the 2006 Executive Compensation Recovery Policy in its entirety, shall be effective on October 2, 2023, and shall apply to Incentive Compensation that is approved, awarded, or granted to Covered Executives on or after that date.

11.
Amendment; Termination. The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to maintain compliance with the regulations adopted by the SEC and NYSE. The Committee may terminate this Policy at any time.

12.
Other Recoupment Rights. The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

13.
Impracticability. The Committee shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery is impracticable, as determined by the Committee in accordance with SEC and NYSE rules.

14.
Successors. This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.

Acknowledgement

By signing below, the undersigned Covered Executive acknowledges that: (a) they have received and reviewed a copy of this Policy; (b) they are and will continue to be subject to the Policy both during and after their employment with the Company; and (c) they will abide by the terms of the Policy, including, without limitation, by returning any excess Incentive Compensation to the Company to the extent required by, and in a manner consistent with, the Policy.

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